UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 5
             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                          Pursuant to Section 16(a)


( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
(x) Form 3 Holdings Reported
(x) Form 4 Transactions Reported

1. Name and Address of Reporting Person
Lucci, Michael G.
49 Spanish River Drive
Ocean Ridge, FL 33435

2. Issuer Name and Ticker or Trading Symbol
China Premium Food Corporation
(formerly China Peregrine Food Corporation)
CHPF

3. IRS or Social Security Number of Reporting Person (Voluntary)
N/A

4. Statement for Month/Year
December, 1999

5. If Amendment, Date of Original (Month/Year)
N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
(X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Reporting (Check Applicable Line)
(X) Form filed by One Reporting Person
( ) Form filed by More than One Reporting Person


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Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security       |2.         |3.  |4.Securities Acquired (A)   |5.Amount of     |6.Dir |7.Nature of Indirect
                           |Transaction|    |  or Disposed of (D)        |  Securities    |ect   |  Beneficial Ownership
                           |Date       |Code|                            |  Beneficially  |(D)or |
                           |           |    |              | A/|         |  Owned at      |Indir |
                           |           |    |  Amount      | D |    Price|  End of Year   |ect(I)|
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Common Stock               |5/1/97     | P3 | 170,000      | A | $1.00   | 0              |      |
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Common Stock               |5/1/97     | P3 | 30,000       | A | $1.00   | 0              |      |
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Common Stock               |10/27/97   | S3 | 30,000       | D |         | 0              |      |
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Common Stock               |6/29/98    | P3 | 10,000       | A | $2.50   | 10,000         | D    |
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Common Stock               |11/11/98   | P3 | 10,000       | A | $1.00   | 0              |      |
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Common Stock               | 12/7/98   | G3 | 10,000       | D | transfer| 0              |      |
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Common Stock               |2/11/99    | P4 | 30,000       | A | $1.00   | 30,000         | D    |
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Common Stock               | 3/17/99   | Z4 | 137,500      | D | transfer| 0              |      |
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Common Stock               | 3/17/99 | Z4 | 137,500        | A | transfer| 137,500        | I    | Trust Beneficiary
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Common Stock               | 3/26/99 | G4 | 32,500         | D | transfer| 0              |      |
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Common Stock               | 9/2/99  | Z4 | 32,500         | A | transfer| 32,500         | I    | Trust Beneficiary
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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1.Title of Derivative|2.Conversion|3.     |4.  |5.Number of  |6.Date Exer-  |7.Title and Amount|8.Price|9.Number  |10.|11.Nature of
  Security           |or Exercise |Transaction |  Derivative |cisable and   |  of Underlying   |of Deri|of Deriva |Dir|Indirect
                     |Price of    |Date   |Code|  Securities |Expiration    |  Securities      |vative |tive      |ect|Beneficial
                     |Derivative  |       |    |  Acquired(A)|Date(Month/   |                  |Secu   |Securities|(D)|Ownership
                     |Security    |       |    |  or Disposed|Day/Year)     |                  |rity   |Benefi    |or |
                     |            |       |    |  of (D)     |Date  |Expir  |                  |       |ficially  |Ind|
                     |            |       |    |         | A/|Exer- |ation  |  Title and Number|       |Owned at  |ire|
                     |            |       |    |         | D |cisa- |Date   |  of Shares       |       |End of    |ct |
                     |            |       |    |  Amount |   |ble   |       |                  |       |Year      |(I)|
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Option for Common    |            |       |    |         |   |      |       |         |        |       |          |   |
Stock                |            |       |    |         |   |      |       |         |        |       |          |   |
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Option for Common    |            |       |    |         |   |      |       |         |        |       |          |   |
Stock                |            |       |    |         |   |      |       |         |        |       |          |   |
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Explanation of Responses:

Table I: Common stock transfer of 12/7/98 to Michael G.. Lucci, Jr. an adult son.
Common Stock transfer of 3/17/99 to Michael G.. Lucci Rev Trust #2
Common Stock transfer of 3/16/99 to Michael G.. Lucci, Jr. and retransferred on 9/2/99 to Michael G.. Lucci TTEE, FBO Michael G.. Lucci